EX99.1
PFSweb Announces Results of 2021 Annual Meeting of Stockholders
ALLEN, Texas – July 27, 2021 - PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, held its Annual Meeting of Stockholders today, July 27, 2021 in Allen, Texas.
All Company proposals were approved by the Company’s stockholders, including: the election of seven directors; compensation of the Company’s named executive officers on a non-binding, advisory basis; an amendment to the 2020 Stock and Incentive Plan to increase the number of shares of Common Stock issuable thereunder by 1,000,000 shares; an amendment to the Rights Agreement with Computershare Shareowner Services, LLC; and the appointment of BDO USA, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2021.

About PFSweb, Inc.
PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for data-driven marketing and omnichannel experience design through technology selection, platform implementation and orchestrated services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Champion, Pandora, Ralph Lauren, Shiseido Americas, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfsweb.com.
Investor Relations
Cody Slach or Jackie Keshner
Gateway Investor Relations
Tel 1-949-574-3860
PFSW@gatewayir.com